Exhibit (d)(3)

Forms of Restricted Share Award Notice and Restricted Share Award Agreement

Concrete Pumping Holdings, Inc.

Restricted Share Award Notice (“Award Notice”)

(2018 Omnibus incentive plan)

Concrete Pumping Holdings, Inc. (the “Company”), pursuant to Section 9 of the Concrete Pumping Holdings, Inc. 2018 Omnibus Incentive Plan, as amended from time-to-time (the “Plan,” a copy of which has been provided to you), hereby awards to Participant (or “You”) that number of shares (“Restricted Shares”) of the Company’s Common Stock (“Common Stock”) set forth below (the “Award”). The Award is evidenced by a Restricted Share Award Agreement (a copy of which is attached as Attachment A hereto, the “Award Agreement”). The Award is subject to all of the terms and conditions as set forth herein and in the Award Agreement and the Plan, each of which is incorporated herein and made a part hereof in its entirety. Capitalized terms used in this Award Notice and not defined have the meanings given to them in the Plan and the Award Agreement.

Pursuant to the terms and conditions of the Offer to Exchange Certain Outstanding Restricted Share Awards for New Restricted Share Awards dated October 1, 2020 (as it may have been amended and supplemented from time to time) (the “Offer to Exchange”), You tendered for exchange and the Company accepted for exchange the award (the “Original Award”) of ____________ restricted shares of Common Stock granted pursuant to that certain Restricted Share Award Notice, dated as of April 10, 2019 (the “Original Award Notice”), and that certain Restricted Share Award Agreement, dated as of the same date (the “Original Award Agreement”). You acknowledge that, as of the Grant Date, the Original Award is cancelled, You have no right, title or interest to the Original Award, and the Original Award Notice and Original Award Agreement shall be void and of no further effect.

Participant:	_____________________

Grant Date:	_____________ __, 2020

Number of Restricted Shares
Subject to the Award:	_____________________ Restricted Shares, consisting of:

[Insert Number of Time Vesting Shares from Original Award less Vested Shares on Grant Date] Time Vesting Shares (as defined in your Award Agreement); and

[Insert Total Number of Performance Vesting Shares] Performance Vesting Shares (as defined in your Award Agreement).

Payment for Restricted Shares:	Services rendered and to be rendered by You to the Company and its Subsidiaries and Affiliates.

Change in Control:	See your Award Agreement regarding the consequences with respect to your Restricted Shares in the event of a Change in Control of the Company.

Plan Administrator:	The Compensation Committee of the Board of Directors

1

Restricted Shares Agent:	Chief Financial Officer of the Company (subject to change or replacement as set forth in your Award Agreement).

Transfer Agent:	Continental Stock Transfer and Trust Company (subject to change or replacement as set forth in your Award Agreement).

Vesting Schedule:	See your Award Agreement for the Vesting Schedule applicable to your Restricted Shares.

Transfer Restrictions:	See your Award Agreement for the Transfer Restrictions applicable to your Restricted Shares.

Forfeiture of Unvested Shares:	See your Award Agreement for the forfeiture provisions applicable to your Restricted Shares.

Additional Terms/Acknowledgements

You hereby acknowledge, by your signature hereto and to the Award Agreement, that (a) You have received and reviewed copies of this Award Notice, your Award Agreement and the Plan, (b) You have had an opportunity to obtain the advice of counsel prior to executing this Award Notice and your Award Agreement and (c) as of the Grant Date, this Award Notice, your Award Agreement and the Plan (i) set forth the entire understanding between You and the Company regarding the acquisition of the Restricted Shares pursuant to your Award Agreement and this Award Notice and (ii) supersede all prior oral and supersede and replace, in their entirety, any and all written agreements (including, but not limited to, your Original Award Notice and your Original Award Agreement) regarding the subject matter hereof. Concurrently with the execution of this Award Notice, You agree to (a) sign and deliver to the Company your Award Agreement in the form attached to this Award Notice as Attachment A and (b) accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator regarding any questions arising under the Plan, your Award Notice and your Award Agreement.

Signature page(s) to follow.

2

Signature Page to the Restricted Share Award Notice (Grant Date: ___________ __, 2020), by and among the signatories identified Below.

Concrete Pumping Holdings, Inc.		Participant
By:
Name (Print):		Name (Print):
Title:		Date:
Date:	________________ __, 2020

Restricted Shares Agent
By:
Name (Print):	Iain Humphries
Title:	Chief Financial Officer
Date:	________________ __, 2020

Attachment A -      Restricted Share Award Agreement

Attachment A

Restricted Share Award Agreement

See attached

Concrete Pumping Holdings, Inc.

Restricted Share Award Agreement

This Restricted Share Award Agreement (this “Agreement”) is made as of this __ day of ________, 2020 (the “Grant Date”), by and among Concrete Pumping Holdings, Inc., a Delaware corporation (the “Company”), _____________ (“Participant” or “You”) and Iain Humphries (the initial “Restricted Shares Agent”). Capitalized terms used herein and not otherwise defined have the meanings given to them in the Award Notice (as defined below) and the Plan (as defined below).

Whereas, the Company has adopted, and the shareholders of the Company have adopted and approved, the Concrete Pumping Holdings, Inc. 2018 Omnibus Incentive Plan, as amended from time to time (the “Plan”); and

Whereas, the purposes of the Plan are to: (a) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (b) give Participants an incentive for excellence in individual performance; (c) promote teamwork among Participants; and (d) give the Company a significant advantage in attracting and retaining key Employees, Directors and Consultants; and

Whereas, in order to accomplish the purposes of the Plan, the Plan provides that the Company may award, among other forms of incentive compensation, Restricted Shares to Participants pursuant to the Plan; and

Whereas, this Award was granted on the Grant Date in exchange for the Original Award and as of the Grant Date, the Original Award is cancelled, You have no right, title or interest to the Original Award, and the Original Award Notice and Original Award Agreement shall be void and of no further effect in accordance with the Offer to Exchange.

Now, Therefore, It Is Agreed among the parties as follows:

1.     Award of Restricted Shares. Pursuant to the Restricted Share Award Notice (“Award Notice”) and this Agreement (collectively, the “Award Documents”), the Company hereby awards and issues to You as of the Grant Date the aggregate number of shares of Common Stock (your “Restricted Shares”) specified in your Award Notice pursuant to Section 9 of the Plan (collectively, the “Award”) for the consideration set forth in your Award Notice. Your Award is subject to all of the terms and conditions set forth in your Award Notice, this Agreement and the Plan.

2.     Issuance of Shares. On the Grant Date, the Company will direct the Transfer Agent to issue the Restricted Shares to You in uncertificated, restricted book-entry form. The Transfer Agent shall provide You a customary statement reflecting the issuance of the Restricted Shares.

3.     Consideration. Unless otherwise required by law, the Restricted Shares awarded to You under your Award Documents shall be deemed paid in exchange for the services rendered and to be rendered by You to and for the benefit of the Company and/or its Subsidiaries and Affiliates.

4.     Vesting.

(a)     Subject to the limitations and exceptions contained in your Award Documents and the Plan, or in any other written agreement between the Company, any Subsidiary or any Affiliate and you, your Award will vest as follows:

(i)      (A) ____________ [25%] of your Time Vesting Shares will vest on December 6, 2020, provided that You are employed by the Company or one or more of its Affiliates on such date; (B) another ____________ [25%] of your Time Vesting Shares will vest on December 6, 2021, provided that You are employed by the Company or one or more of its Affiliates on such date; (C) another ____________ [25%] of your Time Vesting Shares will vest on December 6, 2022, provided that You are employed by the Company or one or more of its Affiliates on such date; and (D) the final _______________[25%] of your Time Vesting Shares will vest on December 6, 2023, provided that You are employed by the Company or one or more of its Affiliates on such date

(ii)     _____________ of your Restricted Shares (“Performance Vesting Shares”) shall vest in three tranches totaling ____________ Shares (designated “Tranche 1 Performance Shares,” “Tranche 2 Performance Shares” and “Tranche 3 Performance Shares”) as follows:

(A)     subject to clause (iii) below, your Tranche 1 Performance Shares shall vest in three equal tranches of ___________ Performance Vesting Shares on the first, second and third anniversaries of the 30th consecutive business day on which the Fair Market Value of the Common Stock equals or exceeds $6.00 per share (“Tranche 1 Price Target”);

(B)     subject to clause (iii) below, your Tranche 2 Performance Shares shall vest in equal tranches of ___________ Performance Vesting Shares on the first, second and third anniversaries of the 30th consecutive business day on which the Fair Market Value of the Common Stock equals or exceeds $8.00 per share (“Tranche 2 Price Target”); and

(C)     subject to clause (iii) below, your Tranche 3 Performance Shares shall vest in equal tranches of ___________ Performance Vesting Shares on the first, second and third anniversaries of the 30th consecutive business day on which the Fair Market Value of the Common Stock equals or exceeds $10.00 per share (“Tranche 3 Price Target” and, together with the Tranche 1 Price Target and Tranche 2 Price Target, the “Performance Price Targets”).

(iii)     Notwithstanding anything herein or elsewhere to the contrary, there shall be no further vesting after December 6, 2023 with respect to any Performance Vesting Shares that have not achieved the Performance Price Target on or before 6:00 pm (ET) on December 6, 2023.

(b)     Restricted Shares acquired by You that have vested in accordance with this Agreement are “Vested Shares.” Restricted Shares acquired by You pursuant to this Agreement that are not Vested Shares are “Unvested Shares.”

5.     Forfeiture and Clawback of Restricted Shares Under Certain Circumstances.

(a)     Notwithstanding anything herein to the contrary, all vesting of your Unvested Shares shall cease upon your Termination of Service due to (i) a for Cause termination by the Company of your employment or other service relationship with the Company or an Affiliate or (ii) a voluntary termination by You of your employment or other service relationship with the Company or an Affiliate.

(b)     Notwithstanding anything herein to the contrary, all vesting of your Unvested Shares shall cease upon your Termination of Service for any reason other than a reason described in Section 5(a)(i) or (ii); provided, however, that, subject to clause (d)(ii) below, in the case of your Performance Vesting Shares, vesting shall continue following your Termination of Service for any reason other than a reason described in Section 5(a)(i) or (ii) with respect to Performance Vesting Shares to which the Performance Price Targets are achieved prior to such Termination of Service.

(c)     For this purpose, a “Termination of Service” shall mean the termination of your employment or other service relationship with the Company or an Affiliate for any reason, voluntarily or involuntarily, with or without Cause, including by reason of your death or Disability; provided, however, that a Termination of Service shall not be deemed to occur if (i) (a) You are simultaneously re-employed or your employment continues by the Company or any Affiliate, or (b) in the discretion of the Plan Administrator, there is a simultaneous establishment of a consulting relationship between You and the Company or any Affiliate, or (ii) in the discretion of the Plan Administrator, your service is interrupted for any approved leaves of absence for illness, temporary disability, military or governmental service, or other reasons. The Plan Administrator, in its discretion, shall determine the effect of all matters and questions relating to whether a Termination of Service has occurred, including whether a particular leave of absence constitutes a Termination of Service.

(d)     Notwithstanding anything herein to the contrary, unless the Committee, in its sole and absolute discretion, determines otherwise and so advises You in writing, You shall automatically forfeit back to Company, for no consideration and without any further action on your or the Company’s part, (i) all Time Vesting Shares that are Unvested Shares upon the effective date of your Termination of Service and (ii) all Performance Vesting Shares as to which the Performance Price Targets have not been met on or before the first to occur of your Termination of Service or 6:00 pm (ET) on December 6, 2023. Any Restricted Shares that cannot Vest shall be forfeited back to the Company.

(e)     Notwithstanding anything herein to the contrary and not in limitation of any other rights or remedies at law or equity available to the Company and its Affiliates, in the event of (i) your Termination of Service for Cause, or (ii) your material breach of any written non-competition, non-solicitation, non-disparagement, and/or intellectual property rights assignment obligations with the Company or an Affiliate to which You are subject, the Company shall be entitled to recover from You any Restricted Shares acquired upon vesting thereof within the three (3) years prior to the Termination of Service for Cause or such material breach, as applicable (the “Recoverable Shares”), and, if You have previously sold any such Recoverable Shares, the Company shall also have the right to recover from You the “after-tax economic value” of the Recoverable Shares, in each case, except to the extent prohibited by applicable law. The recoupment right set forth in this Section 5(e) may, in the Committee’s sole discretion, be carried out either by (x) seeking directly to recover the Recoverable Shares and/or “after tax economic value” at issue or (y) without your consent, and except to the extent prohibited by applicable law, offsetting any other compensation payable to You by the Company or an Affiliate thereof by the amount owed by You hereunder. The term “after-tax economic value” means the gross proceeds received by You from the sale, transfer, exchange, assignment, pledge or other disposition (each a “Disposition”) of your Recoverable Shares net of federal, state and local income taxes (“Taxes”) actually paid by You, and/or owed but unpaid by You as of the date of any determination hereunder, with respect to each Disposition of such Recoverable Shares. At the Company’s request, You shall certify in writing to the Company your Taxes paid or payable with respect to any Disposition of Recoverable Shares. If You fail to timely provide such certification, the “after-tax economic value” means the gross proceeds received by You from the sale, transfer, exchange, assignment, pledge or other disposition (each a “Disposition”) of your Recoverable Shares, without any reduction for Taxes.

6.     Transfer Restrictions.

(a)     Notwithstanding anything herein to the contrary, unless the Plan Administrator determines otherwise, your Restricted Shares shall become transferable for the first time immediately following the date on which such Restricted Shares become Vested Shares.

(b)     In addition to any other limitation on transfer created by applicable securities laws, You shall not sell, assign, hypothecate, donate, encumber, or otherwise dispose of any interest in the Restricted Shares while such Restricted Shares are Unvested Shares (or continue to be held in the Restricted Shares Agent’s custody, in the case of certificated Restricted Shares); provided, however, that an interest in such Restricted Shares may be transferred by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended (the “Code”), or Title I of the Employee Retirement Income Security Act of 1974, as amended. Any interest in any Restricted Shares that are not held in the Company’s custody by the Restricted Shares Agent shall not be sold, assigned, hypothecated, donated, encumbered, or otherwise disposed of except in compliance with the provisions herein, applicable securities laws, the Company’s Certificate of Incorporation and the Company’s Bylaws. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, You may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Restricted Shares pursuant to this Agreement.

(c)     Notwithstanding anything herein to the contrary, your Restricted Shares shall not be sold, assigned, hypothecated, donated, encumbered, or otherwise disposed of except in compliance with the provisions herein, applicable securities laws, the Company’s Certificate of Incorporation and the Company’s Bylaws. The Company shall not be required (and the Transfer Agent shall not be required) (i) to transfer on its books (including electronic records) all or any of your Restricted Shares that are transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such Restricted Shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such Restricted Shares shall have been so transferred.

(d)     You acknowledge and agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to the Transfer Agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(e)     You acknowledge and agree that any or all of your Restricted Shares (whether before or after any vesting conditions have been satisfied) may be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form, including, but not limited to, book entry form directly registered with the Transfer Agent or in such other form as the Company may determine, in its sole and absolute discretion.

7.     Capitalization Changes. The number of Restricted Shares subject to your Award shall be adjusted from time to time for changes in capitalization pursuant to Section 5 of the Plan.

8.     Certain Corporate Transactions. Notwithstanding any provision to the contrary, but subject to the proviso in this sentence, your Unvested Shares shall vest on an accelerated basis upon a Change in Control described in clauses (i), (iii) and (iv) of the definition of Change in Control in Section 2 (Definitions) of the Plan (each a “Sale Transaction”) if and to the extent that such Sale Transaction would result in (a) the forfeiture of such Unvested Shares, (b) a material adverse change, without your prior written consent, to your rights with respect to your Unvested Shares and/or your Award Documents and (c) a Termination of Service in connection with such Sale Transaction and/or the surviving entity does not either assume your Restricted Shares or replace them with securities of the surviving entity on terms substantially the same as the terms of your Award Documents; provided however, that, in the case of Performance Vesting Shares, upon a Sale Transaction, (y) only your Unvested Performance Vesting Shares as to which the “Change in Control Price” with respect to such Sale Transaction equals or exceeds the Performance Price Target shall vest on an accelerated basis upon the closing of such Sale Transaction and (z) You shall forfeit upon the closing of such Sale Transaction, without any further action on your or the Company’s part, your Unvested Performance Vesting Shares as to which the “Change in Control Price” with respect to such Sale Transaction is less than any Price Performance Targets for your remaining Unvested Performance Vesting Shares. Furthermore, the Company reserves the right, in its sole and absolute direction, and You acknowledge the Company’s right, to exercise any of the rights afforded to the Company with respect to the Restricted Shares in connection with any Change in Control as set forth in Section 12 of the Plan.

9.     Securities Law Compliance. You may not be issued any Restricted Shares under your Award unless such Restricted Shares are either (a) then registered under the Securities Act of 1933, as amended (the “Securities Act”), or (b) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing your Award, and You shall not receive such Restricted Shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

10.     Restricted Shares Evidenced by Stock Certificates. If your Restricted Shares are evidenced by stock certificates, You agree to the following joint instructions, and You and the Company hereby authorize and direct the Restricted Shares Agent or the Restricted Shares Agent’s designee to hold the documents delivered to the Restricted Shares Agent pursuant to the terms of your Award Documents, in accordance with the following joint instructions:

(a)     Unvested Shares that become Vested Shares shall be delivered to You (or registered in your name by the Transfer Agent in the case of Restricted Shares that are not certificated) upon your request given in the manner provided in Section 20 for providing notice.

(b)     At any closing involving the transfer or delivery of some or all of your Restricted Shares back to the Company pursuant hereto, the Restricted Shares Agent is directed (i) to date any stock assignments necessary for the transfer in question, (ii) to fill in the number of such Restricted Shares being transferred, and (iii) to deliver the same, together with the certificate, if any, evidencing the Restricted Shares to be transferred, to You or the Company, as applicable.

(c)     You irrevocably authorize the Company to deposit with the Restricted Shares Agent the stock certificates, if any, evidencing Unvested Shares to be held by the Restricted Shares Agent and any additions and substitutions to such Unvested Shares as specified in this Agreement. You do hereby irrevocably constitute and appoint the Restricted Shares Agent as your attorney-in-fact and Restricted Shares Agent for the term of this arrangement to execute with respect to such securities and other property all documents of assignment and/or transfer and all stock certificates necessary or appropriate to make all securities negotiable and complete any transaction herein contemplated.

(d)     This Section 10 and the joint instructions shall terminate upon the vesting in full of your Restricted Shares or the forfeiture of all or a portion of your remaining Restricted Shares, whichever occurs first, and the completion of the tasks contemplated by these joint instructions.

11.     Restricted Shares Not Evidenced by Stock Certificates. If your Restricted Shares are not evidenced by stock certificates but, instead, are held in book entry form by the Transfer Agent, You agree to the following joint instructions:

(a)     You and the Company hereby authorize and direct the Restricted Shares Agent or the Restricted Shares Agent’s designee to instruct the Transfer Agent to (i) issue on the Transfer Agent’s book and records your Restricted Shares and (ii) indicate in its records that You are the record or beneficial owner of such Restricted Shares.

(b)     You and the Company hereby authorize and direct the Restricted Shares Agent or the Restricted Shares Agent’s designee to instruct the Transfer Agent to (i) transfer on the Transfer Agent’s book and records back to the Company the Restricted Shares, if any, that You forfeit pursuant to Sections 4 or 5 and (ii) indicate in its records that You are no longer the record or beneficial owner of such Restricted Shares, if any, that You forfeit back to the Company pursuant to Sections 4 or 5.

(c)     This Section 11 and the joint instructions shall terminate upon the completion of the tasks contemplated by these joint instructions.

12.     General Duties of And Other Matters related to The Restricted Shares Agent.

(a)     If, at the time of termination of Section 10 or Section 11 and the joint instructions set forth therein, the Restricted Shares Agent has in its possession any documents, securities or other property belonging to You, the Restricted Shares Agent shall deliver all of the same to You and shall be discharged of all further obligations hereunder.

(b)     The Restricted Shares Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Restricted Shares Agent to be genuine and to have been signed or presented by the proper party or parties or their assignees. The Restricted Shares Agent shall not be personally liable for any act the Restricted Shares Agent may do or omit to do hereunder as attorney-in-fact for You and the Company hereunder while acting in good faith and any act done or omitted by the Restricted Shares Agent pursuant to the advice of the Restricted Shares Agent’s own legal counsel or the Company’s General Counsel or the Company’s outside legal counsel shall be conclusive incontrovertible evidence of such good faith.

(c)     The Restricted Shares Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments, or decrees of any court. In case the Restricted Shares Agent obeys or complies with any such order, judgment, or decree of any court, the Restricted Shares Agent shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance, notwithstanding any such order, judgment, or decree being subsequently reversed, modified, annulled, set aside, vacated, or found to have been entered without jurisdiction.

(d)     The Restricted Shares Agent shall not be liable in any respect on account of the identity, authority, or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(e)     The Restricted Shares Agent’s responsibilities hereunder shall terminate if the Restricted Shares Agent shall cease to be the Restricted Shares Agent of the Company for any reason or no reason or if the Company elects to replace the Restricted Shares Agent as the Restricted Shares Agent for any reason or no reason by written notice to each party. In the event of any such termination, the Company may appoint any officer or assistant officer of the Company or other person who in the future assumes the position of Restricted Shares Agent for the Company as successor Restricted Shares Agent and You hereby confirm the appointment of such successor or successors as your attorney-in-fact and Restricted Shares Agent to the full extent of such successor Secretary’s appointment.

(f)     If the Restricted Shares Agent reasonably requires other or further instruments in connection with these joint instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

(g)     It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the Restricted Shares, the Restricted Shares Agent is authorized and directed to retain in its possession without liability to anyone all or any part of said securities until such dispute shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree, or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Restricted Shares Agent shall be under no duty whatsoever to institute or defend any such proceedings.

(h)     By signing this Agreement below, Restricted Shares Agent becomes a party hereto only for the purpose of performing the duties, responsibilities and obligations, and exercising the rights, benefits and privileges set forth in this Section 12. The Restricted Shares Agent is not, and does not, become a party to any other rights and obligations of this Agreement apart from those in this Section 12.

(i)     The Restricted Shares Agent shall be entitled to employ such legal counsel (including, but not limited to the General Counsel of the Company and/or the Company’s outside legal counsel) and other experts as the Restricted Shares Agent may deem necessary properly to advise Restricted Shares Agent in connection with Restricted Shares Agent’s obligations hereunder. The Restricted Shares Agent may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Company shall be responsible for all fees generated by such legal counsel in connection with Restricted Shares Agent’s obligations hereunder.

(j)     The joint instructions set forth in Sections 10 and 11 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. It is understood and agreed that references to “Restricted Shares Agent” herein refer to the original Restricted Shares Agent and to any and all successor Restricted Shares Agents. It is understood and agreed that the Company may at any time or from time to time assign its rights under the Agreement and the joint instructions in whole or in part.

13.     Irrevocable Power of Attorney. You constitute and appoint the Restricted Shares Agent as your attorney-in-fact to transfer/terminate Restricted Shares, if any, that You forfeit pursuant to Sections 4 or 5, on the books of the Company (including electronic records of the Transfer Agent) with full power of substitution in the premises, and to execute with respect to such securities and other property all documents of assignment and/or transfer, all stock certificates necessary or appropriate (and all matters with the Transfer Agent in the case of uncertificated securities) to make all securities negotiable and complete any transaction herein contemplated. This is a special power of attorney coupled with an interest (specifically, the Company’s underlying security interest in retaining the Restricted Shares in the event that You forfeit such Restricted Shares pursuant to Sections 4 or 5), and is irrevocable and shall survive your death or legal incapacity. This power of attorney is limited to the matters specified in this Agreement.

14.     Rights as Stockholder. Subject to the provisions of this Award Agreement, You shall have the right to exercise all rights and privileges of a stockholder of the Company with respect to the Vested Shares and the Unvested Shares deposited in the Restricted Shares Agent’s Custody or held in electronic form by the Transfer Agent. You shall be deemed to be the holder of all of your Restricted Shares for purposes of receiving any dividends that may be paid with respect to such Restricted Shares and for purposes of exercising any voting rights relating to such Restricted Shares, including your Unvested Shares.

15.     Restrictive Legends.

(a)     All stock certificates representing the Restricted Shares shall have endorsed thereon (and the electronic records of the Transfer Agent, in the case of uncertificated Restricted Shares language comparable to the following) a legend in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO VESTING RESTRICTIONS, FORFEITURE PROVISIONS, TRANSFER RESTRICTIONS, AND OTHER RESTRICTIONS SET FORTH IN THE 2018 OMNIBUS INCENTIVE PLAN OF CONCRETE PUMPING HOLDINGS, INC. (THE “COMPANY”), A RESTRICTED SHARE AWARD NOTICE AND RESTRICTED SHARE AWARD AGREEMENT BY AND AMONG THE COMPANY, THE RESTRICTED SHARES AGENT AND THE REGISTERED HOLDER OR SUCH HOLDER’S PREDECESSOR IN INTEREST, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. ANY TRANSFER OR ATTEMPTED TRANSFER OF ANY SHARES REPRESENTED BY THIS STOCK CERTIFICATE IS VOID WITHOUT THE PRIOR EXPRESS WRITTEN CONSENT OF THE COMPANY.”

(b)     All of your Restricted Shares are, on the date hereof, are subject to and covered by an effective registration statement on Form S-8 filed with the Securities and Exchange Commission on April 5, 2019, Registration No. 333-230753. If at any time all or any portion of your Restricted Shares are not subject to and covered by an effective registration statement on Form S-8 (or any other applicable registration statement) under the Securities Act of 1933, as amended, then stock certificates representing the Restricted Shares shall have endorsed thereon (and the electronic records of the Transfer Agent, in the case of uncertificated Restricted Shares language comparable to the following) a legend in substantially the following forms (in addition to any other legend which may be required by other agreements between the parties hereto):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(c)     All stock certificates representing the Restricted Shares shall have endorsed thereon (and the electronic records of the Transfer Agent, in the case of uncertificated Restricted Shares, shall include) any legend required by appropriate blue sky officials.

(d)     All stock certificates representing the Restricted Shares shall have endorsed thereon (and the electronic records of the Transfer Agent, in the case of uncertificated Restricted Shares, shall include) any legend the Company determines, acting in its sole discretion, is necessary or required to enforce the provisions of Sections 4 or 5.

16.     Market Stand-Off Agreement. You agree that the Company (or a representative of the underwriter(s)) may, in connection with the underwritten registration of the offering of any securities of the Company under the Securities Act, require that You not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Restricted Shares or other securities of the Company held by You, for a period of time specified by the underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Securities Act. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Restricted Shares until the end of such period. The underwriters of the Company’s stock are intended third party beneficiaries of this Section 16 and shall have the right, power and authority to enforce the provision hereof as though they were a party hereto.

17.     Award not a Service Contract. Your Award Documents and other documents referenced herein are not, individually or together in any combination, an employment or service contract, and nothing in any of the aforementioned documents shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors, or employees to continue any relationship that You might have as an Employee, Consultant or Director of the Company or any Affiliate or Subsidiary. Unless You have a fully-executed, written employment agreement with the Company, You are an employee at-will for all purposes.

18.     Withholding Obligations. You hereby authorize withholding from any amounts payable to you, or otherwise agree to make adequate provision in cash for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate or Subsidiary, if any, which arise in connection with your Award. In the Company’s sole discretion, the Company may elect, and You hereby authorize the Company, to withhold Vested Shares in such amounts as the Company determines are necessary to satisfy your obligation pursuant to the preceding sentence. Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to You any Restricted Shares. In the event You fail to make adequate provision in cash for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate or Subsidiary, if any, which arise in connection with your Award, the Company reserves all rights and remedies available at law and in equity in order to enforce your obligation to make such provision to the satisfaction of the Company, and to collect from You, all such withholding obligations, which are your full, unqualified, recourse obligations.

19.     Tax Consequences. You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement and Award Notice. You shall rely solely on such advisors and not on any statements or representations of the Company or its Restricted Shares Agent with respect to the federal, state, local and foreign tax consequence of any matters relating, in any way or manner, to your Restricted Shares. You understand that You (and not the Company or any of its Affiliates) shall be responsible for your own tax liability that may arise as a result of any and all matters relating, in any way or manner, to your Restricted Shares. You understand that Section 83 of the Code taxes as ordinary income to You the fair market value of the Restricted Shares as of the date any restrictions on the Restricted Shares lapse (that is, as of the date on which part or all of the Restricted Shares become Vested Shares). In this context, “restriction” includes, among other provisions hereof, forfeiture of Restricted Shares set forth in Section 5 and transfer restrictions set forth in Section 6.

20.     Notices. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

Company:	Concrete Pumping Holdings, Inc.
Attn: Chief Financial Officer
500 E. 84th Ave. Suite A-5
Thornton, Colorado 80229

Participant:	Your address as on file with the Company
at the time notice is given

Restricted Shares Agent:	c/o Concrete Pumping Holdings, Inc.
Attn: Chief Financial Officer
500 E. 84th Ave. Suite A-5
Thornton, Colorado 80229

21.     Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Award Agreement.

22.     Miscellaneous.

a.     The rights and obligations of the Company under your Award Documents shall, in accordance with the Plan, be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

b.     You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award Documents.

c.     You acknowledge and agree that You have reviewed your Award Documents, have had an opportunity to obtain the advice of counsel prior to accepting, executing and delivering to the Company the aforementioned documents and fully understand all of the provisions and legal consequences of accepting, executing and delivering to the Company the aforementioned documents..

d.     Your Award Documents shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

e.     All obligations of the Company under the Plan and your Award Documents shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

23.     Governing Plan Document. Your Award Documents are subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award Documents, and are further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award Documents, on the one hand, and those of the Plan, on the other hand, the provisions of the Plan shall control.

24.     Effect on Other Employee Benefit Plans. The value of the Restricted Shares subject to your Award Documents shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

25.     Choice of Law. The interpretation, performance and enforcement of your Award Documents shall be governed by the law of the State of Delaware without regard to such state’s conflicts of laws rules.

26.     Severability. If all or any part of your Award Documents is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of your Award Documents not declared to be unlawful or invalid. Any Section of your Award Documents (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

27.     Parachute Payments.

(a)     If any payment or benefit You would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless You elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Restricted Shares hereunder unless You elect in writing a different order for cancellation.

(b)     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group affecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

(c)      The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and You within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or You) or such other time as requested by the Company or You. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and You with an opinion reasonably acceptable to You that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and You.

Signature page(s) to follow.

Signature Page to the Restricted Share Award Agreement (Grant Date: ____________ __, 2020), by and among the signatories identified.

Concrete Pumping Holdings, Inc.		Participant
By:
Name (Print):		Name (Print):
Title:		Date:
Date:	___________ __, 2020

Restricted Shares Agent
By:
Name (Print):	Iain Humphries
Title:	Chief Financial Officer
Date:	___________ __, 2020